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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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This filing relates to the proposed acquisition of Genworth Financial, Inc. (the “Company”) by Asia Pacific Global Capital Co., Ltd. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of October 21, 2016 (the “Merger Agreement”), among the Company, Parent and Asia Pacific Global Capital USA Corporation.

On October 24, 2016, the Company held an investor relations call during which the Company discussed the execution of the Merger Agreement and the proposed acquisition. The following is a copy of the transcript of that call:

Corrected Transcript

24-Oct-2016

Genworth Financial, Inc. (GNW)

Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call

Total Pages: 11
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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

CORPORATE PARTICIPANTS

David Rosenbaum	Kelly L. Groh
Head of Investor Relations, Genworth Financial, Inc.	Chief Financial Officer & Executive Vice President, Genworth Financial, Inc.

Thomas J. McInerney
President, Chief Executive Officer & Director, Genworth Financial, Inc.

OTHER PARTICIPANTS

Sean Dargan	Jamminder Singh Bhullar
Analyst, Wells Fargo Securities LLC	Analyst, JPMorgan Securities LLC

Ryan Krueger	Ken Billingsley
Analyst, Keefe, Bruyette & Woods, Inc.	Analyst, Compass Point Research & Trading LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning ladies and Gentlemen and welcome to Genworth’s Special Investor Call. My name is Alan. I’ll be your coordinator today. At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this conference call. As a reminder, the conference is being recorded for replay purposes. [Operator Instructions] I would now like to turn the presentation over to David Rosenbaum, Head of Investor Relations. Mr. Rosenbaum, you may proceed.

David Rosenbaum

Head of Investor Relations, Genworth Financial, Inc.

Thank you, Operator. Good morning, everyone, and thank you for joining us this morning for this special call. Today, we set aside 30 minutes to discuss the announcement made yesterday via a joint press release by Genworth and China Oceanwide Holdings Group, which was posted on Genworth’s website. You will hear from our President and Chief Executive Officer, Tom McInerney, followed by Kelly Groh, our Chief Financial Officer. Following our prepared comments, we will open the call up for a question-and-answer period. We have prepared slides to supplement our comments in this conference call. These slides are posted on our Investor Relations website. We will take questions at the end of this presentation.

As we have a lot to cover today, we ask each person to limit themselves to one question. We will make ourselves as available as possible to answer any additional questions after the call. Before we begin, let me point you to the disclaimers on the first slide. During the call this morning, we may make various forward-looking statements. Our actual results may differ materially from such statements. We advise you to read the cautionary notes regarding forward-looking statements in our earnings release and related presentation, as well as the risk factors of our most recent Annual Report on form 10-K as filed with the SEC, and the proxy statement which we will file in connection with the transaction. And now, I’ll turn the call over to our CEO, Tom McInerney.

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

Thomas J. McInerney

President, Chief Executive Officer & Director, Genworth Financial, Inc.

Thank you, David, and good morning, everyone. I am extremely pleased to announce that Genworth Financial and China Oceanwide Holdings Group have signed a definitive agreement under which China Oceanwide will acquire all of Genworth’s outstanding shares for a total transaction value of approximately $2.7 billion, or $5.43 per share in cash.

The China Oceanwide agreement concludes our previously announced strategic review process which we have undertaken over the past two years. The board, with the help of management and financial and legal advisers reviewed a number of alternatives and potential transactions and determined that the transaction with China Oceanwide is the best option for stockholders, providing them with the greatest value.

The transaction was structured with the intention of increasing the likelihood of obtaining regulatory approval. Accordingly, in addition to the purchase consideration, China Oceanwide will contribute a total of $1.1 billion in cash that is intended to address 2018 debt maturity, support the U.S. life insurance businesses, and improve Genworth’s overall financial strength and flexibility. This contribution is in addition to our previous cash commitment of $175 million from Genworth Holdings to the U.S. life insurance businesses, which remains unchanged.

With China Oceanwide’s capital commitment, as well as Genworth’s continued objective to separate and isolate LTC from our other businesses to limit the downside risk associated with future LTC challenges, the holding company will pursue the purchase of Genworth Life and Annuity Insurance Company, or GLAIC, from Genworth Life Insurance Company at fair market value. Doing so will complete the previously announced plans to un-stack those entities. Upon completion of the transaction, Genworth will operate as a standalone subsidiary of China Oceanwide, led by Genworth’s management team out of our Richmond, Virginia headquarters.

The agreement with China Oceanwide has been approved by both companies’ boards of directors and is subject to regulatory and stockholder approvals, as well as our closing conditions. We have initiated discussions with regulators in key jurisdictions as part of the review and approval process. We expect to close the transaction by the middle of 2017.

Separately, and unrelated to this transaction, today we also announced estimated charges which are a result of our annual review of LTC claim reserves that we discussed in our last earnings call, as well as tax charges primarily related to lower projected future earnings. Kelly will discuss these in more detail in a few minutes.

Our board’s main priority in agreeing to and recommending this transaction is to maximize stockholder value. The all cash consideration of $5.43 per share represents the best price, and will be financed by China Oceanwide with cash on hand. Our board believes that this transaction creates greater and more certain stockholder value than our current business plan or other strategic alternatives and is in the best interest of all Genworth stockholders.

Our long-term care insurance business has faced, and continues to face, challenges and volatility driven primarily by our legacy blocks associated with higher claim costs, lower than planned lapses, and the effect of persistently low interest rate. As part of our annual review of claim reserves, we made refinements to our assumptions and methodologies, that led to charges we anticipate taking in the third quarter, which are unrelated to this transaction. Kelly will provide perspectives on these charges in a few minutes.

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

With that as backdrop, it is important to note that the transaction with China Oceanwide eliminates stockholders’ downside exposure to the LTC insurance business and other challenges the company faces, and upon closing the transaction, provides a full and certain price for the company’s business and asset. China Oceanwide, of course, was made fully aware of the preliminary charges and their anticipated impact on the businesses as we negotiated the transaction, and Genworth’s belief that the charges may negatively impact our ratings in the near term.

Further, as part of our dialogue with China Oceanwide and focus when evaluating this transaction, we have engaged in ongoing discussions with key regulators as we work to obtain approvals within our timeline to close by mid-2017.

One of our main priorities in structuring our agreement with China Oceanwide was to satisfy the criteria of regulators in an effort to increase the likelihood of obtaining regulatory approvals. Our board believes that a sale of the company for cash is the best possible strategic alternative for our stockholders, and we are putting our full focus and efforts towards meeting that objective. In the absence of the transaction with China Oceanwide, there would be significant pressure on Genworth and our businesses from multiple angles, which the company and our board of directors have considered in agreeing to and recommending the transaction.

Specifically, the risks we would face include, among other things, considerable pressure on the feasibility and timing of our unstacking plan, which is essential to increasing the liquidity of the holding company and isolating long-term care insurance risks from the rest of the company; increased pressure on ratings as a result of the third quarter charges; and finally, an accelerated need to pursue less attractive asset sale alternatives to reduce debt and addressed increased ratings pressures.

Turning to slide four, in addition to the value created for stockholders, there are several additional factors that make this offer attractive. We realize, in addition to being a credible buyer, China Oceanwide is also aligned with Genworth’s long-term goals of serving the aging population in the United States and providing financial capabilities to those seeking home ownership. A critical component of this transaction, in terms of increasing the likelihood of obtaining necessary regulatory approvals, is China Oceanwide’s additional capital commitment of $1.1 billion to Genworth. This capital commitment from China Oceanwide will be used exclusively to address the 2018 debt maturity, support the unstacking of GLAIC and is intended to facilitate our ongoing discussions with the regulators. China Oceanwide has no current intention or future obligation to contribute additional capital to support our legacy LTC business.

The $525 million capital infusion to support the U.S. life businesses, in conjunction with our previously committed $175 million contribution will be used in our efforts to complete the unstacking of GLAIC, which is critical to Genworth’s long-term operational strength for several reasons. First, it will help to isolate the downside risk from LTC that is pressuring Genworth’s holding company and subsidiary ratings. Second, this will allow any future dividends from Genworth’s Life and Annuity Company to be paid directly to the holding company. And third, unstacking, will give a clearer picture of the necessity for LTC rate actions that we’re working towards today.

Our Board of Directors strongly believes that the sale of the company to China Oceanwide is the best path forward for Genworth’s stockholders because it creates greater and more certain stockholder value than our current business plan or other strategic alternatives.

Now I’d like to give you a brief overview of our buyer, China Oceanwide. China Oceanwide was founded by Chairman Lu, who continues to be the majority owner of the group, with minority interest held by other members

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

of his immediate family. The international holding group owns well-established, diversified businesses across the financial services, real estate, energy, culture, and media industries.

Its businesses are also globally diverse with operations in key cities in China as well as other regions and countries such as the United States, Australia, and Indonesia. With approximately U.S.$31 billion of total assets, including U.S.$5.9 billion of cash, China Oceanwide is a credible financial sponsor for Genworth.

In line with Genworth’s own purpose, the group has also demonstrated a strong commitment to social responsibility, having donated over $250 million to the benefit of society and actively participating in various public welfare projects. Overall, we feel China Oceanwide’s priorities and commitments to helping others and its communities is aligned with our own purpose.

As we turn to slide 6, our business priorities remain unchanged. Upon completion, Genworth will operate as a stand-alone subsidiary of China Oceanwide and continue to be led from our Richmond, Virginia headquarters. And importantly, we will maintain our dedicated focus on meeting the needs of our distribution partners, lenders, and policy holders.

As I mentioned, stabilizing the LTC insurance business has been a long-term goal of Genworth’s. We will continue to execute against this objective through our multiyear LTC rate action plan. Increasing premiums and/ or benefit modifications on our legacy LTC policies are critical to our ability to increase the capital levels needed to support the business.

Next, our focus on reducing debt will remain a high priority. Our strengthened financial foundation will provide us with more strategic levers to manage our debt ladder and reduce overall indebtedness, which in turn is intended to improve our credit and ratings profile over time.

And finally, with clarity around our financial footing and capital levels, we can place greater focus on the future of our long-term care and mortgage insurance businesses, while continuing to service our existing policy holders.

Completion of the deal is subject to approval by Genworth stockholders as well as other closing conditions, including receipt of regulatory approvals in the United States, China, and other international markets in which we operate. Both China Oceanwide and Genworth have initiated discussions with regulators in key jurisdictions with respect to the transaction. We will keep you updated when we reach critical milestones in this process. Upon receiving the necessary approvals and meeting closing conditions, the transaction is expected to close by the middle of 2017.

Now I will turn the call over to Kelly, who will discuss the third quarter preliminary charges we also announced today in more detail.

Kelly L. Groh

Chief Financial Officer & Executive Vice President, Genworth Financial, Inc.

Thanks, Tom. And good morning, everyone. As Tom mentioned, last night we issued a press release highlighting several preliminary charges for the third quarter. There are two preliminary charges, including a long-term care claim reserve increase of between approximately $400 million and $450 million before taxes, or approximately $260 million to $300 million after taxes, reflecting both assumption and methodology changes, as well as a noncash tax charge totaling between $275 million and $325 million. Let me provide some additional details on each one.

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

First, I’ll address long term care insurance claim reserves. We recently completed our annual review of LTC claim reserves and made several updates. This review incorporated two additional years of claim experience since the 2014 review, when we last made significant updates to LTC claim reserve assumptions, and one year of additional experience since the annual review we completed in the third quarter of 2015, where experience at that time did not warrant an update. Layering on more experience each year leads to additional insights into the assumptions and methodologies we implemented at the end of 2014.

Based on our review, we came to the following conclusions: The number of reimbursement claims increased by about 23% since 2014. This increase in claims allowed us to analyze reimbursement claims separately from indemnity claims with a higher level of statistical credibility. The data shows a difference in actual to expected performance between those claim types. As a result, we developed different claim factors for each of these two product types.

In 2014, we noted that claim data for durations seven and beyond were still not completely statistically credible, and that credibility declines as claim durations extend. The number of claims with a duration of seven years or greater increased by about 32% since 2014. While still not fully statistically credible, the improved credibility of this claim data enabled us to refine the claim termination rate assumptions, and we developed assumptions at a more granular level than previous reviews, related to the amount of benefits utilized. This helped us improve the fit of our assumptions with our actual experience.

The impact of the claim termination rate and benefit utilization assumption changes was $210 million to $240 million after tax. This had a corresponding statutory pre-tax impact of $375 million to $425 million. We are in the process of conducting our active life margin review, and we’ll incorporate these changes to LTC claim reserve assumptions and methodologies into loss recognition and cash flow testing.

We anticipate these changes will impact our margins, but expect that future rate action plans and other management actions will help mitigate the anticipated impact. As a part of the annual testing, we will also review incidence and interest rates, among other assumptions. The net impact on margins is not known at this time, as the analysis and work will be completed in the fourth quarter. We plan on providing the results of the annual testing as part of our fourth quarter earnings disclosures.

We also made methodology changes, primarily related to incurred but not reported reserves that resulted in an after-tax GAAP charge of $50 million to $60 million. These changes better reflect the aging of our blocks. This change is expected to have no material impact on loss recognition or cash flow testing.

The second preliminary charge is a tax valuation allowance. Our latest financial projections, taking into account higher claim costs in long term care insurance and sustained low interest rates, project a profitability that was not sufficient to support all of our tax assets, particularly foreign tax credits at our holding company, which have a shorter expiration than net operating loss carry-forwards. As a result, we expect to record a non-cash charge of $275 million to $325 million, primarily related to deferred tax assets that are not expected to be utilized.

With that, I’ll turn it back to Tom.

Thomas J. McInerney

President, Chief Executive Officer & Director, Genworth Financial, Inc.

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

Thanks, Kelly. Overall we are extremely pleased with the outcome of our nearly two-year strategic review and efforts with China Oceanwide to come to this agreement. This deal represents the best strategic alternative for Genworth and our stockholders.

Before closing, I would like to thank all of our employees for their dedication and commitment to Genworth. During this time of prolonged uncertainty, they stayed focused on our strategic priorities and serving our policyholders. This milestone achievement would not have been possible without them.

Thank you all for your time today. I will now hand the call over to our Operator who can open the line to your questions.

QUESTION AND ANSWER SECTION

Operator: Ladies and Gentlemen, at this time we’ll begin the Q&A portion of the call. [Operator Instructions] We’ll go first to Sean Dargan with Wells Fargo.

Sean Dargan	Q
Analyst, Wells Fargo Securities LLC

Yes, thanks, Tom and good morning. I have a question regarding the ability to get regulatory approval. Anbang announced about a year ago its intention to buy Fidelity & Guaranty Life and they have still not received U.S. regulatory approval in all of their jurisdictions. I just noticed on the slide that one of the conditions precedent for the deal to close would be a destacking where the HoldCo would purchase GLAIC from GLIC. I’m just wondering how discussions around that point have gone with Delaware thus far.

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

Sean, thank you for your question. Obviously it’s a good one. Clearly we were aware of other transactions in the marketplace. As we said in our comments and our press release, it was very important to both China Oceanwide and Genworth that we engage in discussions with the regulators so that they understood the deal. And obviously, in those discussions we received good feedback from them, including from Delaware, and so, it’s our belief that the additional $1.1 billion of capital from China Oceanwide will facilitate regulatory approval. And as you noted, Sean, we had previously agreed to invest $175 million in GLIC and China Oceanwide, under the deal, is investing $525 million. So in total, its $700 million, and the focus of that is to facilitate the restructuring of the U.S. life business.

Sean Dargan	Q
Analyst, Wells Fargo Securities LLC
All right. Thank you.

Operator: Next we’ll go to Ryan Krueger with KBW.

Ryan Krueger	Q
Analyst, Keefe, Bruyette & Woods, Inc.

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

Hi, thanks. Good morning. First, I apologize if you already said this, but did you disclose a breakup fee if the transaction doesn’t close?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

Ryan, we did not in our comments. Obviously, we will be filing as part of the SEC filings, I think, within the next month, in that – oh, did file. So all the details are out, so you should look and read through the merger agreement.

Ryan Krueger	Q
Analyst, Keefe, Bruyette & Woods, Inc.

Okay. Will do. And as a follow up to Sean’s question, during the last call you indicated there was a fair amount of pushback from industry participants on a full ownership transfer of GLAIC to the holding company but you thought you could get partial ownership transfer. The closing condition here calls for a full transfer. I guess have you gotten any indication at this point from Delaware that the additional capital contribution would make them more comfortable with that or can you just give us any update there?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

So, I’d say, Ryan, that as we said, we’ve had discussions with all the regulators, including Delaware, and I think the goal of both China Oceanwide and Genworth was to structure the deal in a way that we felt it facilitated regulatory approval. We now have to do the formal filings of the Form As and others with all the regulators. It’s ultimately their decision. But clearly the transaction was very closely structured on a basis that we thought had the highest possible chance of receiving regulatory approval. And we’ll now go through the process.

Ryan Krueger	Q
Analyst, Keefe, Bruyette & Woods, Inc.
Okay. Thank you.

Operator: [Operator Instructions] We’ll next go to Jimmy Bhullar with Genworth.

Jamminder Singh Bhullar	Q
Analyst, JPMorgan Securities LLC

With JPMorgan. Hi. Good morning. So I just had a question on the purchase price. It doesn’t seem like – I think the premium on the stock price of the deal is pretty small, and I’m just wondering if you can discuss – and maybe the market didn’t fully appreciate the problems in long term care, but just wondering if you can discuss what other alternatives you considered? And, if you were considering the full acquisition, how much competition was there for this deal, and how many other companies were interested in acquiring Genworth?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

Jimmy, thank you for your question. That’s obviously a question that I’m sure a lot of investors have. And I would answer by saying that, as you know, Genworth’s been conducting a strategic review since December 2014, so almost two years. And as you can imagine, we’ve looked at many different options and strategic alternatives. And the board and I – the seven independent directors and I – believe that this transaction creates a greater and more

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

certain stockholder value than our current business plan and the other strategic alternatives that were reviewed over the last two years.

Our board believes that China Oceanwide’s proposal delivers the best outcome for Genworth shareholders, including the best price, through an all-cash transaction with no financing contingencies and the elimination of downside risk as a result of the continued challenges, which you noted, that we face in long term care and with our high leverage.

Jamminder Singh Bhullar	Q
Analyst, JPMorgan Securities LLC

And then, what are your views on how China Oceanwide considers your ownership in the Australian and Canada company? Should that continue as it is, or do you think the companies eventually – are those – stakes are eventually going to be disposed?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

Jimmy, as I said in my opening comments, I think China Oceanwide is very supportive of our mortgage insurance businesses around the world, including in Canada and Australia, as well as our U.S. businesses. And I think the intention is – and obviously they – in addition to the purchase price, they are putting capital in to ensure a higher probability of closing, and I think they support all of our existing businesses; the three MIs and Life and Annuity and long term care. And so the expectation is that we will continue with our ownership of Canada and Australia.

Jamminder Singh Bhullar	Q
Analyst, JPMorgan Securities LLC
Okay. Thank you.

Operator: Next we’ll go to Ken Billingsley with Compass Point.

Ken Billingsley	Q
Analyst, Compass Point Research & Trading LLC

Hi. Good morning. I wanted to follow up on one part, a question was asked earlier. Regarding the closing of the deal and approval from regulators, the timing of the closing seems to be a pace that’s sooner or faster than what you expected to do on your own. How do you expect to get the regulatory approval, given the commentary that China Oceanwide is not planning to contribute additional capital to support the LTC businesses going forward?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

So Ken, we do believe that we will be able to close this transaction by the middle of 2017. It requires regulatory approval from four states in the United States, Australia, Canada, there’s a CFIUS approval and obviously, for the U.S. MI business, the GSEs. So there are a number of different regulators, but as we have said, both China Oceanwide – and obviously, there are approvals required in China.

Both China Oceanwide and Genworth, working together and also separately, with the regulators that we are regulated by. We’ve had discussions over time. And, based on those discussions and the feedback, I think we feel

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

that, and that’s why we structured the deal this way, that we feel good about the pos sibility of getting regulatory approval. And we think middle of 2017 is our best estimate as when we can receive all those approvals.

Ken Billingsley	Q
Analyst, Compass Point Research & Trading LLC

And based on the conversations, since one of the conditions is that you able to essentially unstack the business at the closing of the transaction, that’s expected to be facilitated at that acceptable price?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

So Ken, as we said, in addition to the $2.7 billion purchase price, we’ve spent a lot of time focused on what else we needed to do to improve our chances of receiving regulatory approval, including from Delaware for the unstacking. And so, as part of that, we continue to be committed to put $175 million into GLIC. And now, under this deal, China Oceanwide will put $525 million into GLIC, so $700 million. And the intention of that is to provide enough value to GLIC as part of the unstacking that Delaware would be comfortable with it.

I mean, obviously, we’ll have to do the formal filing in Delaware. They’ll review it. I’m sure they will have various experts look at all of that. But we were very careful, both China Oceanwide and Genworth, to try to structure the transaction in a way that had the highest chance of receiving the appropriate regulatory approval.

Ken Billingsley	Q
Analyst, Compass Point Research & Trading LLC

And I’m assuming that includes the assumption that there’s going to be further margin pressure when you finish the ALR review?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

So, we did the third quarter claim review or DLR review and Kelly gave you the update. Obviously, like we do every year, we’ll be doing the active life reserve in the fourth quarter and so we’ll use the assumptions, changes that we made that Kelly talked about. Particularly, we were able to be more granular this time in looking at indemnity policies, which are mostly the very old policies and reimbursement policies. And so, clearly, that will have an impact, but, as you know from following the company, we are able to consider future premium increases and so that will be part of all that we do and the fourth quarter’s part of that review.

Ken Billingsley	Q
Analyst, Compass Point Research & Trading LLC

And just lastly, are there any contingency plans in place if the deal were not to close by the middle of 2017, obviously, and even if it was outside of your control, what contingency plans are in place?

Thomas J. McInerney	A
President, Chief Executive Officer & Director, Genworth Financial, Inc.

So, just to repeat, the board has looked at a number of different strategic alternatives and we think that this deal with China Oceanwide represents the best opportunity. Clearly, there could be, for a variety of reasons, mostly regulatory approval concepts where the transaction might not be approved or it might not close. And so I would say, in the absence of a China Oceanwide transaction, we do believe that the LTC business performance and the

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Genworth Financial, Inc. (GNW)
Acquisition of Genworth Financial, Inc by China Oceanwide Holdings Group Co., Ltd Call	Corrected Transcript
24-Oct-2016

third quarter charge would put considerable pressure on the feasibility and timing of our unstacking plan and obviously it puts rating pressures.

But we do have alternatives. We would look to potentially sell us either, as we’ve said in the past, other businesses or reinsure blocks of business. And so we have those options, all of those options that we’ve carefully reviewed over the last two years, are still open to us. We think this deal is the best option, but we do have alternatives, should we not be able to get approval for the deal.

Ken Billingsley	Q
Analyst, Compass Point Research & Trading LLC
Thank you for taking my questions.

Thomas J. McInerney

President, Chief Executive Officer & Director, Genworth Financial, Inc.

My pleasure.

Operator: Ladies and gentlemen, thank you for joining Genworth’s special investor call today. At this time the call will end. We thank you for your participation.

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Important Information For Investors and Stockholders

In connection with the proposed transaction, Genworth Financial, Inc. (Genworth) intends to file a proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for a special meeting to be called at a future date. Promptly after filing its proxy statement in definitive form with the SEC, Genworth will mail such definitive proxy statement when available to each stockholder of Genworth entitled to vote. Genworth stockholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents which Genworth will file with the SEC when they become available, because they will contain important information about the proposed transaction and related matters. Stockholders will also be able to obtain copies of the proxy statement, without charge, when available, at the SEC’s website at www.sec.gov or by contacting the investor relations department of Genworth at the following:

David Rosenbaum, 804 662.2643

david.rosenbaum@genworth.com

Participants in the Solicitation

Genworth and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Genworth’s stockholders in connection with the proposed transaction. Genworth’s stockholders may obtain, without charge, more detailed information regarding such interested participants in Genworth’s Annual Report on Form 10-K filed with the SEC on February 26, 2016, its proxy statement filed with the SEC on April 1, 2016, and any Statements of Changes in Beneficial Ownership on Form 4 of such participants, filed with the SEC. Additional information will be available in the proxy statement when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements and factors that may cause such a difference include, but are not limited to, risks and uncertainties related to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Genworth’s business and the price of Genworth’s common stock; (ii) the ability of the parties to obtain stockholder and regulatory approvals, or the possibility that they may delay the transaction or that materially burdensome or adverse regulatory conditions may be imposed in connection with any such regulatory approvals; (iii) the risk that a condition to closing of the transaction may not be satisfied; (iv) potential legal proceedings that may be instituted against Genworth following announcement of the transaction; (v) the risk that the proposed transaction disrupts Genworth’s current plans and operations as a result of the announcement and consummation of the transaction;

(vi) potential adverse reactions or changes to Genworth’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the transaction or during the pendency of the transaction, including but not limited to such changes that could affect Genworth’s financial performance; (vii) certain restrictions during the pendency of the transaction that may impact Genworth’s ability to pursue certain business opportunities or strategic transactions; (viii) continued availability of capital and financing to Genworth before the consummation of the transaction; (ix) further rating agency actions and downgrades in Genworth’s financial strength ratings; (x) changes in applicable laws or regulations; (xi) Genworth’s ability to recognize the anticipated benefits of the transaction; (xii) the amount of the costs, fees, expenses and other charges related to the transaction; (xiii) the risks related to diverting management’s attention from the Company’s ongoing business operations; (xiv) the impact of changes in interest rates and political instability; and (xv) other risks and uncertainties described in Genworth’s Annual Report on Form 10-K, filed with the SEC on February 26, 2016. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Genworth’s consolidated financial condition, results of operations, credit rating or liquidity. Accordingly, forward-looking statements should not be relied upon as representing Genworth’s views as of any subsequent date, and Genworth does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.